Exhibit 10.15

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the “Agreement”) between American Renal Associate Holdings, Inc. (the “Company”) and the executive named on the signature page hereto (the “Participant”) is made as of the date set forth on the Company’s signature page.

R E C I T A L S:

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, prior to the Record Date (as defined below), the Participant entered into one or more Nonqualified Stock Option Agreements (collectively, the “Prior Agreement”) under which the Participant received one or more grants of options, including options that vest based solely on time-based vesting restrictions under Section 3(a) of the Prior Agreement (the “Existing Time Options”) and options that vest based on Sponsor’s return on its investment in the Company under Sections 3(b) (the “2.5x Performance Options”) and 3(c) (the “3.0x Performance Options”) of the Prior Agreement (together, the “Existing Performance Options”);

WHEREAS, contingent upon the consummation of the transactions contemplated by the Option Exchange (as defined below), the Company has agreed to accelerate, in full, the Existing Time Options, make cash payments and make a grant of new stock options to Participant in exchange for the cancelation of the Existing Time Options (the “Option Exchange”), as described in the information memorandum, dated February 20, 2013 (the “Information Memorandum”);

WHEREAS, Participant acknowledges and agrees that by executing this Agreement, Participant elects to participate in the Option Exchange, to cancel the Existing Time Options and to receive the Time Option Cash Payment (as defined below) and a grant of New Time-Vesting Options (as defined below), in each case, pursuant to the terms set forth herein; and

WHEREAS, the Company has determined that it would be in the best interests of the Company and its stockholders to effect the transactions described herein, pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                      Definitions.  Whenever the following terms are used in this Agreement, they shall have the meanings set forth below.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a)         Cause:   Cause shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between the Participant and the Company or one of its Subsidiaries or Affiliates or, if no such agreement containing a definition of “Cause” is then in effect, shall mean a termination of employment of the Participant by the Company or any

Subsidiary or Affiliate thereof due to the Participant’s (i) refusal or failure to perform (other than by reason of Disability), or material negligence in the performance of the Participant’s duties and responsibilities to the Company or any Subsidiary or Affiliate, (ii) commission of, indictment for, conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude, fraud, embezzlement or theft, (iii) breach of fiduciary duties (including a violation of the Company’s Code of Ethics) on the part of the Participant, (iv) willful act or omission which could reasonably be expected to be injurious to the financial condition or business reputation of the Company or any Subsidiary or Affiliate, (v) the material breach by the Participant of any provision of any agreement to which Participant and the Company or any Subsidiary or Affiliate are party, or (vi) engagement in any Prohibited Activity.

(b)         Date of Grant: The term Date of Grant means the “date of grant” set forth on Schedule I¸ attached hereto.

(c)          Dividend Equivalent Right: means a right to receive a contingent cash payment in respect of an adjustment to outstanding Options pursuant to Section 9 of the Plan.

(d)         Exchange Date: The term Exchange Date has the meaning set forth in the Information Memorandum.

(e)          Expiration Date: The tenth anniversary of the Date of Grant.

(f)           Internal Rate of Return: The annualized effective compounded return rate (taking into account all allocations of profits and gains, net of all allocations of losses, deductions and nondeductible expenses) which is earned on the amount invested by the Sponsor for its Shares.

(g)          New Time-Vesting Option: An Option with respect to which the terms and conditions are set forth in Section 5(a) of this Agreement.

(h)         Plan: The 2010 American Renal Associates Holdings, Inc. Stock Incentive Plan (formerly known as the 2010 C.P. Atlas Holdings, Inc. Stock Incentive Plan), as amended from time to time.

(i)             Record Date: means the record date of the special cash dividend equal to $18.09 per Share declared by the Board prior to the Date of Grant.

(j)            Retirement:  Termination of Employment by a Participant who has reached age 65 and has been employed by the Company and its Affiliates (including any of their respective predecessor entities including American Renal Holdings, Inc. and American Renal Associates, Inc.) for at least 10 years.

(k)         Shares:  The shares of common stock of the Company.

(l)             Sponsor: means Centerbridge Capital Partners, L.P.

(m)     Stockholders Agreement: The Amended and Restated Stockholders Agreement, dated as of June 28, 2010, by and among the Company, Sponsor and the other holders of Shares party thereto.

(n)         Termination Date: The date upon which the Participant’s Employment with the Company and its Affiliates or Subsidiaries is terminated.

(o)         Vested Portion: At any time, the portion of a New Time-Vesting Option which has become vested and exercisable, as described in Section 5 of this Agreement.

2.                                      Acceleration of Vesting and Cancelation of Existing Time Options.  The Participant and the Company hereby agree that, as of immediately prior to the Record Date, the Existing Time Options shall become fully vested and shall be forfeited and canceled, in exchange for (a) the Time Option Cash Payment and (b) the New Time-Vesting Options granted hereunder.  Except as expressly modified herein, the Prior Agreement shall remain in full force and effect in accordance with its original terms as amended by this Agreement and all Existing Performance Options granted under the Prior Agreement shall remain outstanding and subject to the existing terms and conditions under the Prior Agreement. For the avoidance of doubt, Existing Time Options held by any Participant who does not elect to participate in the Option Exchange shall not become fully vested.

3.                                      Time Option Cash Payment; Performance Option Advance Payment; Clawback Obligations.

(a)         Time Option Cash Payment. The Company shall pay the amount specified as the “Time Option Cash Payment” on Schedule I¸ attached hereto, in cash (the “Time Option Cash Payment”) to the Participant in a lump-sum promptly following the Record Date but in no event later than April 5, 2013, subject to any applicable withholding taxes.

(b)         Performance Option Advance Payment.  The Company shall pay the amount specified as the “Aggregate Performance Option Advance Dividend Equivalent Payment” on Schedule I¸ attached hereto, in cash (the “Performance Option Advance Payment”) to the Participant in a lump-sum promptly following the Record Date but in no event later than April 5, 2013, subject to any applicable withholding taxes.  The Performance Option Advance Payment shall be considered an advance against (and, therefore, reduce) the amount of the Dividend Equivalent Right payable upon vesting of the Existing Performance Options.  To the extent the Performance Option Advance Payment exceeds the Unadjusted Dividend Equivalent Right Amount (as defined below) (such excess, if any, the “Performance Option Adjustment Amount”), then the exercise price applicable to each Existing Performance Option shall be increased by the quotient of (x) the Performance Option Adjustment Amount divided by (y) the total number of Shares subject to Existing Performance Options; provided that the resulting per Share exercise price of each such Existing Performance Option must be greater than or equal to the Fair Market Value of the Shares after such increase.  For purposes of this paragraph, the “Unadjusted Dividend Equivalent Right Amount” is equal to the excess of (A) the Spread Value of an Existing Performance Option immediately prior to the Record Date over (B) the Spread Value of such Existing Performance Option immediately after the Record Date (after giving effect to adjustments made to outstanding Options pursuant to Section 9 of the Plan); the term

“Spread Value” means the excess, if any, of (1) the Fair Market Value of a Share over (2) the exercise price of an Option.

(c)          Clawback Obligation. If (i) the Existing Performance Options are forfeited and canceled prior to becoming vested and exercisable or (ii) upon Sponsor’s ultimate disposition or sale (the “Final Exit”) of all of its Shares in the Company (including any equity interests Sponsor may have received in respect of such Shares in connection with a share exchange, reorganization, merger, restructuring or similar transaction), any Existing Performance Options have not vested, then the Company may, in its sole discretion, require Participant to repay to the Company up to (x) if the 2.5x Performance Options shall not have vested, 100% of the Performance Option Advance Payment and (y) if the 3.0x Performance Options shall not have vested, 50% of the Performance Option Advance Payment (each of (x) and (y), a “Clawback Amount”); provided that the Clawback Amount shall not exceed the after-tax proceeds, after taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment (the “After-Tax Proceeds”), of the applicable Performance Option Advance Payment; provided further that if return of the entire Clawback Amount to the Company would enable (1) the 3.0x Performance Options to become vested, then the Clawback Amount will be limited to only the amount necessary to enable such 3.0x Performance Options to vest or (2) the 2.5 Performance Options to become vested, then the Clawback Amount will be limited to (x) 50% of the Performance Option Advance Payment plus (y) the amount necessary to enable such 2.5x Performance Options to vest.  Notwithstanding the foregoing, upon a Final Exit, to the extent your Performance Option Advance Payment is in excess of the aggregate Final Exit Hypothetical Spread Value (as defined below) of your Existing Performance Options, the After-Tax Proceeds of such excess (the “Excess Amount”) may, in the Company’s sole discretion, be required to be repaid to the Company.  The Clawback Amount, if any, and the Excess Amount, if any, will be payable by the Participant to the Company as of immediately prior to the date of the Final Exit in cash or, if elected by the Company in its sole discretion, by delivery of Shares with a Fair Market Value equal to the Clawback Amount or Excess Amount, as applicable, or by set-off of any after-tax cash proceeds or other amounts due to the Participant in respect of any vested Options (or, if later, 10 days after the date on which the Company gives notice to the Participant of the election to enforce this Section 3(c)).  Application of the foregoing provisions shall not limit the Company’s other remedies in the event of a breach of any Restrictive Covenant.  For purposes of this paragraph, “Final Exit Hypothetical Spread Value” means the excess, if any, of (A) the volume weighted average price per Share received by Sponsor for all its Shares at the time of the Final Exit, plus the amount of the special dividend per Share of $18.09, over (B) the exercise price of the Existing Performance Option immediately prior to the Record Date (taking into account any adjustments to such exercise price that would have been made in accordance with the Plan from the Record Date to the date of the Final Exit, other than the adjustment made in respect to the special dividend on the Record Date).

4.                                      Grant of New Time-Vesting Options.  Subject to Participant’s continued employment with the Company through the Date of Grant, the Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of the number of Shares subject to the New Time-Vesting Option, as specified as the “Number of Options” specified on Schedule I¸ attached hereto, subject to adjustment as set forth in the Plan.  The Option Price shall be the “Exercise Price” specified on Schedule I¸ attached hereto, (which is greater than the Fair Market Value for each Share on the Date of Grant). The New Time-Vesting Options are intended to be nonqualified stock options, and are not intended to be treated as an option that complies with Section 422 of the Code.

5.                                      Vesting of the New Time-Vesting Options.

(a)         Vesting of the New Time-Vesting Option.

(i)                                     Subject to the Participant’s continued Employment, the New Time-Vesting Option shall vest and become exercisable with respect to twenty percent (20%) of the Shares subject to such New Time-Vesting Option on each of the first five anniversaries of the Date of Grant.  Notwithstanding the foregoing, in the event of a Change of Control that occurs during the Participant’s Employment, the New Time-Vesting Option shall, to the extent not then vested or previously forfeited or canceled, become fully vested and exercisable.

(ii)                                  If the Participant’s Employment terminates for any reason, the New Time-Vesting Option, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration.

6.                                      Exercise of New Time-Vesting Options.

(a)         Period of Exercise.  Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of a New Time-Vesting Option at any time prior to the Expiration Date.  If the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of a New Time-Vesting Option shall remain exercisable for the period set forth below:

(i)                                     Death or Disability.  If the Participant’s Employment is terminated due to the Participant’s death or Disability, the Participant may exercise the Vested Portion of a New Time-Vesting Option for a period ending on the earlier of (A) one year following such termination of Employment and (B) the Expiration Date.

(ii)                                  Termination by the Company for Cause.  If the Participant’s Employment is terminated by the Company for Cause, the Vested Portion of a New Time-Vesting Option shall immediately terminate in full and cease to be exercisable.

(iii)                               Termination by the Company without Cause or Termination by Participant.  If the Participant’s Employment is terminated by the Company without Cause or by the Participant for any reason, the Participant may exercise the Vested Portion of a New Time-Vesting Option that became vested on or prior to the date of termination for a period ending on the earlier of (A) 90 days following such termination of Employment and (B) the Expiration Date.

(iv)                              Retirement.  If the Participant’s Employment is terminated as a result of Retirement, the Participant may exercise the Vested Portion of a New Time-Vesting Option that became vested on or prior to the date of termination for a period ending on the earliest of (A) the third anniversary of the Termination Date, (B) the

Expiration Date and (C) the Participant’s engagement in any activity during such period that would constitute “Prohibited Activity” (as defined below) if such activity took place during the Restricted Period (as defined below).

(b)         Method of Exercise.

(i)                                     Subject to Section 6(a) of this Agreement and Section 5 of the Plan, the Vested Portion of a New Time-Vesting Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the New Time-Vesting Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the New Time-Vesting Option is being exercised and shall be accompanied by payment in full of the Option Price.  The payment of the Option Price may be made (i) in cash or its equivalent (e.g., by check), including, solely with the consent of the Board, a full-recourse promissory note, (ii) if there is a public market for the Shares at such time, to the extent permitted by the Committee and subject to such rules as may be established by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the New Time-Vesting Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate option price for the Shares being purchased, (iii) solely with the consent of the Board, using a net settlement mechanism whereby the number of shares delivered upon the exercise of the option will be reduced by a number of shares that has a Fair Market Value equal to the Option Price, or (iv) such other method as approved by the Committee, provided that, in each case, the Participant tenders cash or its equivalent to pay any applicable withholding taxes.  No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to a New Time-Vesting Option until the Participant has given written notice of exercise of the New Time-Vesting Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii)                                  Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, a New Time-Vesting Option may not be exercised prior to the completion of any registration or qualification of a New Time-Vesting Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii)                               Upon the Company’s determination that a New Time-Vesting Option has been validly exercised as to any of the Shares, the Company may issue certificates in the Participant’s name for such Shares.  However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)                              In the event of the Participant’s death, the Vested Portion of a New Time-Vesting Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this

Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 6(a) of this Agreement.  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v)                                 As a condition to the exercise of any New Time-Vesting Option evidenced by this Agreement, the Participant shall execute the Stockholders Agreement.

7.                                      Prohibited Activity; Remedies.

(a)         Prohibited Activity. To the extent that the Participant is a party to one or more agreements with the Company (or an Affiliate of the Company) that contains noncompetition, nonsolicitation, noninterference and/or confidentiality restrictions, as amended from time to time (the “Restrictive Covenants”), including, for the avoidance of doubt, the Restrictive Covenants contained in the Prior Agreement, those Restrictive Covenants and related enforcement provisions under such agreement shall be deemed to be a part of, and hereby are incorporated into, Section 7 of this Agreement and the grant of New Time-Vesting Options hereunder shall be deemed additional consideration for Participant’s continued compliance with such restrictions.  The Participant shall be deemed to have engaged in “Prohibited Activity” if the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other person or entity, directly or indirectly breaches or violates any such Restrictive Covenant (regardless of whether such Restrictive Covenant is legally enforceable) excluding any inadvertent activity that is promptly halted upon discovery by the Participant that such activity constitutes Prohibited Activity and so long as the Participant can, and does, promptly cure any adverse consequences to the Company and its Affiliates arising or resulting from such activity.

(b)         Repayment of Proceeds.  If the Participant engages in Prohibited Activity, then the Participant shall be required to pay to the Company, within ten business days following the first date on which the Participant engages in such Prohibited Activity, an amount equal to (i) aggregate After-Tax Proceeds the Participant received with respect to the Time Option Cash Payment and the Performance Option Advance Payment and (ii) the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Participant’s Shares or New Time-Vesting Options over (B) the aggregate price paid for such Shares or New Time-Vesting Options.

8.                                      No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.  Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

9.                                      Legend on Certificates.  The certificates representing the Shares purchased by exercise of a New Time-Vesting Option, if any, shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed or quoted or market to which the Shares are admitted for trading and, any applicable federal or state or any other applicable laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

10.                               Transferability.  A New Time-Vesting Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  No such permitted transfer of a New Time-Vesting Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions thereof.  During the Participant’s lifetime, a New Time-Vesting Option is exercisable only by the Participant.

11.                               Withholding.  The Participant may be required to pay to the Company or any Affiliate and the Company or its Affiliates shall have the right and are authorized to withhold any applicable withholding taxes in respect of the Time Option Cash Payment, Performance Option Advance Payment and a New Time-Vesting Option, its exercise, or any payment or transfer under or with respect to a New Time-Vesting Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.  The Participant may elect to pay any or all of such withholding taxes as provided in Section 4 of the Plan.

12.                               Securities Laws.  Upon the acquisition of any Shares pursuant to the exercise of a New Time-Vesting Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

13.                               Notices.  Any notice under this Agreement shall be addressed to the Company in care of its General Counsel, each copy addressed to the principal Participant office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

with a copy to:

Centerbridge Capital Partners, L.P.
375 Park Avenue, 12th Floor
New York, New York 10152
Facsimile: (212) 672-5001
Attention:  Steven M. Silver

Jared S. Hendricks

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile:  (212) 455-2502
Attention:  Gregory Grogan

14.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

15.                               New Time-Vesting Options Subject to Plan, Stockholders Agreement.  By entering into this Agreement the Participant agrees and acknowledges that, upon exercise of a New Time-Vesting Option and prior to receipt of Shares, the Participant will be required to become a party to the Stockholders Agreement.  The Participant further acknowledges that the Participant has received and read a copy of the Information Memorandum, the Plan and the Stockholders Agreement.  A New Time-Vesting Option and the Shares received upon exercise of a New Time-Vesting Option are subject to the Plan and the Stockholders Agreement, respectively.  The terms and provisions of the Plan and the Stockholders Agreement, as each may be amended from time to time (including amendments, if any, contained in the Prior Agreement) are hereby incorporated by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Stockholders Agreement, the applicable terms and provisions of the Plan or the Stockholders Agreement (as amended by the Prior Agreement, if applicable) will govern and prevail.  In the event of a conflict between any term or provision of the Plan and any term or provision of the Stockholders Agreement, the applicable terms and provisions of the Stockholders Agreement will govern and prevail.

16.                               Amendment.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination shall materially adversely affect the rights of the Participant hereunder without the consent of the Participant.

17.                               Acknowledgements.  The Participant acknowledges and agrees as follows:

(a)         This Agreement and the transactions contemplated hereunder, including the acceleration of the Existing Time Options, the Time Option Cash Payment, the Performance Option Advance Payment and the New Time-Vesting Options that Participant is entitled to receive, are conditioned upon (i) the consummation of the transactions contemplated by the Option Exchange (including the special cash dividend described in the Information Memorandum) and Participant’s continued employment with the Company through the Exchange Date.  If the transactions contemplated by the Option Exchange (including the special cash dividend) are not consummated or Participant’s employment with the Company is terminates or is terminated for any reason prior to the Exchange Date, Participant’s election to participate in the Option Exchange and this Agreement will automatically be void.

(b)         The Company has made no representations or warranties to Participant regarding the Option Exchange or the Fair Market Value of the Shares, and that participation in the Option Exchange is at my own discretion.  The Company will not be liable for any costs, taxes, losses or damages that Participant may incur through the election to participate in the Option Exchange.

(c)          The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of this Agreement.  Participant will promptly execute and deliver such additional documents and instruments, and take such further actions, as the Company may request for the purpose of giving effect to the transactions contemplated herein.

18.                               Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, this Exchange Agreement has been executed and delivered by the Participant as of the date set forth on the Company’s signature page.

PARTICIPANT:

Print Name:

Sign Here:

[Participant Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, this Exchange Agreement has been executed and delivered by the Company as of the date set forth below.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By

Its

Dated:

[Company Signature Page to Exchange Agreement]

Schedule I

[Participant Name]

Time Option Cash Payment:

Aggregate performance Option Advance Dividend Equivalent Payment:

New Time-Vesting Options

Number of Options:

Exercise Price:

Date of Grant: The date that is immediately after the Record Date

[Company Signature Page to Exchange Agreement]